Exhibit 99.1

         Aaron Rents, Inc. Reports Record Results For Third Quarter;
                 Same Store Revenues Up 9.8%; Earnings Up 29%

    ATLANTA, Oct. 28 /PRNewswire-FirstCall/ -- Aaron Rents, Inc. (NYSE: RNT), the nation's leader in the rental, sales and lease ownership, and specialty retailing of residential and office furniture, consumer electronics and home appliances and accessories, today announced record revenues and earnings for the third quarter of 2003.

    For the three months ended September 30, revenues increased 19% to $188.4 million compared to $157.8 million for the third quarter a year ago. Net earnings increased 29% to $8.7 million versus $6.7 million for the third quarter 2002. Diluted earnings per share for the third quarter were $.26 compared to $.20 per share last year.

    For the first nine months of this year, revenues increased 20% to $557.4 million compared to $465.7 million for the same period of 2002. Net earnings for the nine months were $26.2 million versus $19.3 million for the comparable period last year, a 35% increase. Diluted earnings per share for the first nine months were $.79 for 2003 compared to $.61 in 2002.

    "We are very pleased with these record results in both revenues and earnings," said R. Charles Loudermilk, Sr., Chairman and Chief Executive Officer of Aaron Rents. "Our Aaron's Sales & Lease Ownership division continues to drive our performance, growing rapidly in both revenues and earnings from both new and existing stores. We are confident this growth will continue during the remainder of 2003 and on into 2004."

    Same store revenues (revenues earned in Company-operated stores) in the Aaron's Sales and Lease Ownership division for stores open for at least fifteen months at the end of September 2003 increased 9.8% for the third quarter of 2003 compared to the third quarter a year ago. Same store revenues increased 8.2% between the same periods for stores open for at least two years at the end of September 2003.

    Non-GAAP systemwide revenues for the Company, which includes gross revenues of franchised stores, advanced 18% to $254.4 million for the quarter versus $216.5 million a year ago. For the nine-month period non-GAAP systemwide revenues were $756.8 million, up 18% from $639.8 million for the first nine months of last year.

    The Aaron's Sales & Lease Ownership division increased its third quarter revenues 26% to $161.2 million versus $128.3 million last year. Systemwide revenues for this division rose 22% to $227.2 million for the third quarter versus $186.9 million a year ago. Sales and lease ownership revenues for the first nine months of 2003 increased 27% to $473.4 million compared to $371.7 million last year, and systemwide revenues for the division advanced 23% to $672.9 million compared to $545.8 million for the first nine months of last year.

    Non-GAAP systemwide revenues are calculated by adding GAAP revenues to the revenues of the Company's franchisees and subtracting the Company's royalty revenues. Franchisee revenues, however, are not revenues of Aaron Rents, Inc. A table reconciling Company revenues to systemwide revenues and Aaron's Sales & Lease Ownership revenues to the division's systemwide revenues follows below.

    The Aaron's Sales & Lease Ownership division increased its store count during the third quarter by a net 39 stores. During the quarter the Company purchased 65 stores, including 20 franchise stores, in seven separate cash transactions. Of the 45 non-franchise stores acquired, 22 were kept open, with the rental contracts of the other 23 stores merged into existing Aaron's stores. In addition, during the quarter three new Company-operated stores were opened and 14 new franchise stores were added. Subsequent to September 30 the Company acquired an additional three franchise stores.
    At September 30 the Aaron's Sales and Lease Ownership division had 482 Company-operated stores and 243 franchise stores open. In addition, the Company had 64 rent-to-rent stores.

    During the first nine months of 2003 the Company has opened 35 new franchise stores and awarded an additional 26 stores for future opening. At the end of September there were 198 franchise stores awarded that are expected to open over the next several years.

    "Our guidance for 2003 remains unchanged, with revenues for the year expected to be in excess of $750 million and systemwide revenues expected to exceed $1 billion," Mr. Loudermilk continued. "For the fourth quarter of 2003 we expect diluted earnings per share to be in the range of $.29 to $.31 per share with diluted earnings per share for the full 2003 year in a range of $1.08 to $1.10 per diluted share. For 2004 we expect diluted earnings per share in the range of $1.25 to $1.30. Our goal is to increase our combined Company-operated and franchise store base over the next several years in excess of 10% per year."

    Estimated 2003 systemwide revenues includes the Company's estimated revenues, other than approximately $14 million to $15 million in royalties, plus anticipated revenues of franchisees of approximately $265 million to over $285 million.

    Aaron Rents will hold a conference call to discuss its quarterly financial results on Wednesday, October 29, 2003, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through our website, www.aaronrents.com , in the "Investor Relations" section. The webcast will be archived for playback at that same site.

    Aaron Rents, Inc. based in Atlanta, currently has more than 790 Company-operated and franchised stores across the United States and Puerto Rico for the rental and sale of residential and office furniture, accessories, consumer electronics and household appliances. The Company also manufactures furniture, bedding and accessories at 10 facilities in four states.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under "Certain Factors Affecting Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal 2002, which discussion is incorporated herein by this reference.


                      Aaron Rents, Inc. and Subsidiaries
                     Consolidated Statements of Earnings
                   (In thousands, except per share amounts)

                                     (Unaudited)            (Unaudited)
                                  Three Months Ended      Nine Months Ended
                                      September 30,          September 30,
                                  2003         2002       2003        2002
    Revenues:
       Rentals and Fees         $141,405     $115,369   $403,861    $341,514
       Retail Sales               15,672       17,623     54,318      48,788
       Non-Retail Sales           25,499       19,805     81,926      61,069
       Other                       5,830        5,041     17,302      14,292
          Total                  188,406      157,838    557,407     465,663

     Costs and Expenses:
       Retail Cost of Sales       11,900       13,079     40,146      35,845
       Non-Retail Cost of Sales   23,571       18,376     76,050      56,552
       Operating Expenses         88,111       73,184    252,607     217,972
       Depreciation of Rental
         Merchandise              49,630       41,394    142,536     121,130
       Interest                    1,461        1,136      4,522       3,372
          Total                  174,673      147,169    515,861     434,871

    Earnings Before Taxes         13,733       10,669     41,546      30,792

    Income Taxes                   5,082        3,948     15,386      11,454

    Net Earnings                  $8,651       $6,721    $26,160     $19,338

    Earnings Per Share             $0.26        $0.21      $0.80       $0.62

    Earnings Per Share
      Assuming Dilution            $0.26        $0.20      $0.79       $0.61

    Weighted Average
      Shares Outstanding(A)       32,718       32,484     32,603      30,971

    Weighted Average
      Shares Outstanding
      Assuming Dilution(A)        33,424       32,970     33,152      31,448

    (A) Shares outstanding adjusted for a 3-for-2 partial stock split effected in the form of a 50% stock dividend distributed August 15, 2003.


                         Selected Balance Sheet Data
                                (In Thousands)
                                 (Unaudited)

                                           September 30,         December 31,
                                                 2003                  2002

    Cash                                        $5,456                   $96
    Accounts Receivable                         25,475                26,973
    Rental Merchandise, Net                    319,478               317,287
    Property, Plant and Equipment, Net          93,500                87,094
    Total Assets                               522,346               483,648

    Bank Debt                                        -                 7,325
    Senior Notes                                50,000                50,000
    Total Liabilities                          212,585               203,103
    Shareholders' Equity                      $309,761              $280,545


          Reconciliation of Company Revenues to Systemwide Revenues
                   (In thousands, except per share amounts)

                                   (Unaudited)              (Unaudited)
                               Three Months Ended         Nine Months Ended
                                   September 30,            September 30,
                                  2003       2002         2003         2002
                                  ----       ----         ----         ----

    Total Company Revenues      $188,406   $157,838     $557,407     $465,663

    Royalty Revenues              (3,473)    (3,087)     (10,496)      (9,166)

    Franchisees' Revenues         69,460     61,735      209,920      183,320

      Systemwide Revenues       $254,393   $216,486     $756,831     $639,817

    Sales & Lease Ownership:

    Revenues                    $161,243   $128,278     $473,438     $371,673

    Royalty Revenues              (3,473)    (3,087)     (10,496)      (9,166)

    Franchisees' Revenues         69,460     61,735      209,920      183,320

      Systemwide Revenues       $227,230   $186,926     $672,862     $545,827

SOURCE  Aaron Rents, Inc.
    -0-                             10/28/2003
    /CONTACT: Gilbert L. Danielson, Executive Vice President, Chief Financial Officer of Aaron Rents, Inc., 1-404-231-0011, ext. 3334/
    /Web site:  http://www.aaronrents.com/
    (RNT)

CO:  Aaron Rents, Inc.
ST:  Georgia
IN:  REA
SU:  ERN ERP CCA MAV